Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Altech Digital Co., Ltd.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares	(1)	457(o)	1,500,000	$4.00	$6,000,000.00	0.0001531	$918.60
Fees to be Paid	Equity	Ordinary Shares	(2)	457(o)	225,000	$4.00	$900,000.00	0.0001531	$137.79

Total Offering Amounts:							$6,900,000.00		1,056.39
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$1,056.39

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Offering Note(s)

(1)	The registration fee for securities is based on an estimate of the offering price of the securities, assuming the sale of the maximum number of shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.
(2)	The registration fee for securities is based on an estimate of the offering price of the securities, assuming the sale of the maximum number of shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Reflects the additional shares that the underwriters have the option to purchase to cover over-allotments, if any.